UNITED STATES

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LITHIA MOTORS, INC.

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Supplemental Information Regarding Proposal 1, Election of Thomas R. Becker, Susan O. Cain and Kenneth E. Roberts

April 10, 2017

Dear Shareholder:

We write to address the recent analyses published by Institutional Shareholder Services (ISS) and Glass Lewis (GL) which recommend to their respective clients a “Withhold” vote on the election of Thomas R. Becker, Susan O. Cain and Kenneth E. Roberts, each of whom serves on the Compensation Committee of our Board of Directors. We disagree with ISS and GL’s conclusion and provide below additional information that was not available to ISS or GL when they made their recommendations. We urge you to consider this information before voting.

Background

Lithia entered into a transition agreement with Sidney B. DeBoer on September 14, 2015. It disclosed the material terms of the agreement in a current report on Form 8-K on September 17, 2015, and filed the agreement as an exhibit to the current report. On December 14, 2015, Shiva K. Stein, a Lithia shareholder, filed a derivative lawsuit alleging various claims related to the agreement with Mr. DeBoer, including claims that directors Becker, Cain and Roberts had breached their fiduciary duties by approving the arrangement. On February 12, 2016, Marty A. Jessos, another Lithia shareholder, filed a separate derivative suit alleging similar claims. The two suits ultimately were consolidated. We disclosed information about the Stein and Jessos lawsuits in our annual report on Form 10-K for the fiscal year ended December 31, 2015, and we made subsequent disclosures regarding them in subsequent periodic filings with the SEC.

Arrangement with Sidney B. DeBoer

We believe ISS and GL did not consider the unique circumstances regarding the arrangement with Sidney B. DeBoer and we strongly disagree with their recommendations.

Sid DeBoer founded Lithia, served as its Chief Executive Officer for decades and, before the transition agreement was entered into, was Lithia’s sole controlling shareholder. (Since entering into the transition agreement, Mr. DeBoer has converted and sold shares of Class B Common Stock such that his voting control of Lithia was reduced from approximately 52% to approximately 35%.) His transition agreement was the culmination of a well-considered, six-year long transition and succession process. Before it approved the arrangement with Mr. DeBoer, among other things the Compensation Committee considered Mr. DeBoer’s contributions to Lithia over the prior 47 years, his relationships with auto manufacturers and suppliers and his continuing involvement in the industry including as a representative of Lithia, his work to help Lithia to transition to new leadership as outlined in Lithia’s February 2012 transition plan, and the desire to continue the orderly transition of leadership to new senior management.

Under the agreement, Mr. DeBoer receives approximately $1 million annually for life, approximately the amount he received while an employee under Lithia’s Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan.

The agreement also had the following effects on Sid DeBoer’s compensation:

●	He no longer receives a base salary;
●	He no longer receives contributions under Lithia’s Executive Management Non-Qualified Deferred Compensation and Long-Term Incentive Plan; and
●	He is no longer eligible to receive performance-based compensation, including cash and stock bonuses.

Mr. DeBoer’s aggregate annual compensation in each of the company’s three fiscal years before the compensation arrangement was approved was approximately $3.2 million. The $1 million annual payment under Mr. DeBoer’s compensation arrangement resulted in a pay decrease to Mr. DeBoer of approximately $2.1 million annually. Although not required for the $1 million annual payment, Mr. DeBoer continues to represent Lithia at conferences and on the board of the National Automobile Dealers Association and actively continues to assist Lithia in its transition to its next generation of leadership.

Members of Lithia’s management and its independent directors discussed Sid DeBoer’s transition from chief executive many times, both formally and informally, in the years before Lithia entered into the transition agreement with him. The transition agreement was itself carefully considered in executive sessions of the compensation committee and discussed with legal counsel. We believe the process our Compensation Committee followed in reaching its decision to approve the arrangement with Mr. DeBoer was appropriate and thorough.

We continue to believe the arrangement with Sid DeBoer is in the best interest of Lithia and its shareholders, and that it was appropriately approved by the members of our Compensation Committee.

Settlement of the Stein Litigation

Since filing their claim in 2015, the plaintiffs in the Stein litigation conducted extensive discovery and took depositions from our senior management, the members of our Compensation Committee, and Sid DeBoer. On March 2, 2017, the parties to the Stein litigation entered into a written settlement agreement with respect to the derivative action. In the settlement agreement, which is publicly available in the Stein court filings, the plaintiffs agreed to settle their claims in consideration of modest changes to Lithia’s corporate governance procedures and payment of plaintiffs’ attorney fees, which will be covered by our insurance carrier. Significantly, no changes were made to the arrangement with Mr. DeBoer and no damages were paid by any defendant. Each of directors Becker, Cain and Roberts denied the allegations in the Stein lawsuit and the negotiated settlement agreement does not ascribe any fault to any of them. The settlement is subject to court approval.

We believe ISS’s and GL’s recommendation to withhold votes for the election of Ms. Cain and Messrs. Becker and Roberts is unwarranted and that each of them is an asset to our board. We request that you review these recommendations in light of the information above, which was not available to ISS or GL when they made their recommendations, and vote FOR the election of each of these directors.